UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 2, 2012

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

3903 Centerville Road, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 2, 2012, the board of directors of the Registrant’s subsidiary, DSIT Solutions Ltd. (“DSIT”), awarded Benny Sela, DSIT’s President and CEO, a 10% increase in annual compensation effective September 1, 2012. After giving effect to such increase, Mr. Sela’s new base salary, which is denominated in New Israeli Shekels (NIS) and is linked to the Israeli Consumer Price Index, is currently equivalent to approximately $210,000 per annum.  In addition, DSIT’s board of directors also made Michael Barth, who is the chief financial officer of both the Registrant and DSIT, eligible to receive an annual bonus equal to 1.5% of DSIT’s annual consolidated net income before tax, to be calculated and paid as soon as practicable following the end of DSIT’s fiscal year beginning with 2012. Such bonus will be paid only if Mr. Barth is employed by DSIT on the last day of the fiscal year to which such payment relates.

Item 8.01 Other Events

On August 31, 2012, Registrant and the other parties to an Escrow Agreement dated as of August 31, 2011 (which is related to Registrant’s sale of its stock in CoaLogix Inc. last year) (the “Escrow Agreement”) notified Citibank, N.A., the escrow agent thereunder (“Escrow Agent”) by written notice (the “Notice”), that they wished to terminate the Escrow Agreement and distribute the escrowed funds as agreed in the Notice. The Registrant anticipates that it will receive approximately $5.96 million when the escrow funds are released by the Escrow Agent, which is anticipated to occur before the end of September.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 5th day of September, 2012.

ACORN ENERGY, INC.

By:	/s/Heather K. Mallard
Name:	Heather K. Mallard
Title:	Vice President, General Counsel & Secretary

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